Exhibit 5.1

[LETTERHEAD]

July 26, 2007
The Board of Directors
Data Storage Consulting Services, Inc.
11679 E. Berry Place
Englewood, Colorado 80111

               Re:   Registration Statement on Form SB-2
                       Data Storage Consulting Services, Inc.
                       common stock, par value $0.001 per share

Ladies and Gentleman:

         We are counsel for Data Storage Consulting Services, Inc., a Colorado corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement"), as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on July 26, 2007 for the sale of up to 800,000 shares of common stock, $0.001 par value, of the Company (the "Shares").

         In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have  satisfied ourselves as to such other matters as we have deemed necessary to enable us to  express our opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         The Shares to be issued as covered by the Registration Statement and registered by the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid  and nonassessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration  Statement and to the reference to this firm under the caption "Legal Matters" in the  prospectus included in the Registration Statement.

Very truly yours,

DAVID WAGNER & ASSOCIATES, P.C.

/s/ David Wagner & Associates, P.C.